Exhibit 99.2

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners, Inc. Prices Public Offering of Common Stock

CORAL GABLES, FL, February 4, 2015 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX)(Catalyst Pharmaceuticals) announced the pricing of its previously announced underwritten public offering of 10,000,000 shares of its common stock at an offering price of $3.25 per share. In connection with the offering, Catalyst has also granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares of common stock to cover over-allotments, if any.

Net proceeds from the sale of the shares by Catalyst after underwriting discounts and commissions and other offering expenses are expected to be approximately $30.1 million. Catalyst plans to use the net proceeds from the offering: (i) to pay milestone payments due on final approval of an NDA for Firdapse™; (ii) to pay pre commercialization and other expenses required to launch Firdapse™; (iii) to fund future clinical studies of Firdapse™ for other indications, to the extent that such additional studies are required; (iv) to fund future clinical and nonclinical studies of CPP-115; and (v) for general corporate purposes. The offering is subject to customary closing conditions and is expected to close on February 9, 2015.

Piper Jaffray & Co. is acting as the sole lead book-running manager and SunTrust Robinson Humphrey is acting as the passive book-running manager with respect to this offering. Further, Roth Capital Partners and H.C. Wainwright & Co. are acting as the lead co-manager and co-manager, respectively.

The shares are being offered pursuant to a shelf registration statement on Form S-3 (File No. 333-193699) filed pursuant to the Securities Act of 1933, as amended, which was previously filed with, and declared effective by, the Securities and Exchange Commission. A prospectus supplement related to the filing will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Copies of the prospectus supplement and the accompanying prospectus relating to these securities may be obtained by contacting Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924 or by e-mail at prospectus@pjc.com.

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, recently completed testing in a global, multi-center, pivotal Phase 3 trial resulting in positive top-line data. Firdapse™ for the treatment of LEMS has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing CPP-115 to treat infantile spasms, epilepsy and other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether the offering contemplated by this press release and the prospectus supplement referred to above will be completed, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether CPP-115 will be determined to be safe for humans, whether CPP-115 will be determined to be effective for the treatment of infantile spasms, post-traumatic stress disorder, Tourette Syndrome or any other indications, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

Media Contacts

David Schull

Matt Middleman, M.D.

Russo Partners

(212) 845-4271

(212) 845-4272

david.schull@russopartnersllc.com

matt.middleman@russopartnersllc.com

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